EXHIBIT 99.1

*** For Immediate Release ***

News Release:  November 20, 2009
Contact:                Connie Waks
          206.340.2305 ● cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces

Board of Director Election Results

Seattle – The Federal Home Loan Bank of Seattle (Seattle Bank) today announced the results of its recent Board of Directors elections for member directors in Alaska, Hawaii, and Utah and for two independent director positions.

Member directors Craig E. Dahl of Alaska, Russell J. Lau of Hawaii, and James Livingston, Ph.D., of Utah were all re-elected to four-year terms beginning January 1, 2010 and expiring December 31, 2013. Independent director Frederick C. Kiga was elected to a two-year term beginning January 1, 2010 and expiring December 31, 2011. Independent director Cynthia A. Parker was re-elected to a four-year term beginning January 1, 2010 and expiring December 31, 2013. Ms. Parker also serves as a public interest director.

Craig Dahl is president, chief executive officer, and director of Alaska Pacific Bancshares, Inc. and its subsidiary, Alaska Pacific Bank, headquartered in Juneau, Alaska. Mr. Dahl serves on the American Bankers Association Government Relations Council Administrative Committee and has served as president of the Alaska Bankers Association. He is an active member of Rotary District 5010, the Glacier Valley Rotary Club, and the Juneau Chamber of Commerce. Mr. Dahl is a graduate of Seattle University.

Russell Lau is president and chief executive officer of Finance Enterprises, Ltd. and vice chairman and chief executive officer of Finance Factors, Ltd. in Honolulu, Hawaii. He is a member of the Financial Executives Institute and active in Honolulu’s non-profit community, including serving as treasurer/trustee of Assets School, treasurer of American Judicature Society-Hawaii Chapter, director of Palolo Chinese Home, and trustee for St. Andrew’s Priory. Mr. Lau holds a bachelor's degree in finance from the University of Puget Sound and a master's degree in business administration from the University of Oregon.

James Livingston, Ph.D., is a vice president in the investments division at Zions First National Bank in Salt Lake City, Utah. Previously Dr. Livingston worked for a hedge fund in New York City. He has also served as an assistant professor of accounting at Southern Methodist University in Dallas, Texas, and taught economics and finance at the University of Rochester in New York. Dr. Livingston holds a bachelor’s degree in economics from Brigham Young University and a master’s degree in applied economics and a doctorate degree in business administration from the University of Rochester.

Frederick Kiga is vice president of State and Local Government Relations and Global Corporate Citizenship for The Boeing Company. Mr. Kiga was previously director of Corporate and Government Relations at the Russell Company and served as chief of staff to former Washington Governor Gary Locke. He serves on the University of Washington Board of Regents, and he is a member of numerous professional and civic boards and commissions. Mr. Kiga holds bachelor’s and master’s degrees in business administration and a juris doctor degree from the University of Washington, and he is a member of the Washington State bar.

Cynthia Parker is regional president of Mercy Housing Incorporated, an affordable housing developer for low-income families, seniors, and people with special needs. She is also a member of the Sound Families initiative for the Bill and Melinda Gates Foundation and a director of the National Affordable Housing Trust. Ms. Parker has served as senior vice president and head of real estate and affordable housing for Seattle-Northwest Securities, a public finance firm, as director of housing for the City of Seattle, and as executive director of Anchorage Neighborhood Housing Services. She is a former president of the National Neighborhood Housing Network and a former director of the Federal Reserve Bank of San Francisco. Ms. Parker has a bachelor’s of science degree from Portland State University.

The Seattle Bank's Board of Directors comprises financial service, business, and community leaders from across the Seattle Bank’s district. In 2010, the Seattle Bank’s board will include 16 directors: nine member directors and seven independent directors. Three of the independent directors will be public interest directors.

•	Member directors must be officers or directors of Seattle Bank member institutions.
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Independent directors are required to have knowledge or experience in one or more of the following areas: auditing and accounting, derivatives, financial management, organizational management, project development, risk management practices, or the law.

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Public interest directors are required to have at least four years of experience representing consumer or community interests on banking services, credit needs, housing, or financial consumer protections.

About the Seattle Bank
The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable approximately 375 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies in Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, as well as in the U.S. territories of American Samoa and Guam and Commonwealth of the Northern Mariana Islands.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country’s largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release may include forward-looking statements regarding events that may impact the bank's future financial performance. Forward-looking statements are subject to known and unknown risks and uncertainties, which are discussed in the Seattle Bank's 2008 Form 10-K filing with the SEC, which is available on the Seattle Bank’s Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.